                             CERTIFICATE OF MERGER
                                      of
                                  ZYCOM, INC.
                           (A Colorado Corporation)
                                     into
                                  ZYCOM, INC.
                           (A Delaware Corporation)


     The undersigned officers, the respective presidents and secretaries of Zycom, Inc., a Colorado corporation ("Zycom (CO)"), and Zycom, Inc., a Delaware corporation ("Zycom (DE)"), hereby certify that the Plan and Agreement of Merger dated April 4, 2000, (hereinafter the "Plan") was approved by the shareholders of Zycom (CO) at a duly called meeting held on April 14, 2000, after due notice was given, and was approved by the sole shareholder of Zycom (DE) by unanimous consent action of such sole shareholder.

     1. The number of shares outstanding of each class of each corporation which were entitled to vote on the Plan, and the number of shares of each class of each corporation consenting and not consenting to the Plan, is as follows:


                                        Number of          Number of Shares
                                         Shares      ---------------------------
                         Class         Outstanding   Consenting   Not Consenting
                   -----------------   -----------   ----------   --------------

     Zycom (CO)    Common Stock          256,215        226,012         -0-
                   ($.0001 par value)

     Zycom (DE)    Common Stock               10             10         -0-
                   ($.00001 par)

     2. The Plan has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

     3. All of the presently outstanding shares of Zycom (DE) are owned and held by Zycom (CO).

     4. The effective date of the merger shall be at the time of the latter of the completion of filing of the Certificate of Merger in the State of Colorado and the State of Delaware.

     5. A copy of the complete executed Plan, including exhibits and schedules, is on file at the principal offices of Zycom (DE) at 340 Sunset Drive, Suite 1203, Ft. Lauderdale, FL 33301. A copy of the entire Plan will be furnished by Zycom (DE), on request and without cost, to any owner of Zycom (DE) or Zycom (CO).

     6. The authorized capital stock of Zycom (CO) consists of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $.0001, and 10,000,000 are designated as preferred stock, par value $1.00.

     7.   The following amendments to the Articles of Incorporation of Zycom
(DE) were duly approved by the shareholders of each constituent entity and are hereby made to the Certificate of Incorporation of Zycom (DE):

     1. Article I shall be amended to read as follows: "The name of this corporation is Tutornet.com Group, Inc."

     2.   Paragraph (a) of Article IV shall be amended to read as follows:

               (a) The stock of the corporation is divided into two classes, namely: common stock in the amount of one billion (1,000,000,000) shares of the par value of $.00001 each and preferred stock in the amount of ten million (10,000,000) shares of the par value of $.00001 each. The common stock shall be divided into two series, namely: nine hundred fifty million (950,000,000) shares of Series A common stock and fifty million (50,000,000) shares of Series B common stock. Except as otherwise required by the certificate of incorporation, the bylaws, or law, each holder of shares of common stock shall have one vote per share on all matters voted upon by the shareholders, and each holder of shares of Series B common stock shall have three votes per share on all matters voted upon by the shareholders. The board of directors shall have authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the board of directors from time to time thereafter, may be increased except when otherwise provided by the board of directors in creating such series, or may be decreased but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Delaware or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof.

     3.   Article XIII shall be added to read as follows:

               A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of

               Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

               Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, Zycom, Inc., a Delaware corporation, and Zycom, Inc., a Colorado corporation, have caused this Certificate of Merger to be executed in their respective corporate names by their respective presidents and their respective secretaries this 14th day of April 2000.

Attest:                                  Zycom, Inc.
                                         A Colorado Corporation


                                         By
                                           -------------------------------------
Van R. Perkins, Secretary                   Van R. Perkins, President




Attest:                                  Zycom, Inc.
                                         A Delaware Corporation


                                         By
                                           -------------------------------------
Van R. Perkins, Secretary                   Van R. Perkins, President


                                      -3-